Exhibit 10.39

EMPLOYMENT AGREEMENT

           THIS AGREEMENT is made October 10, 2007, by and between BioTime, Inc. (the "Company"), and Robert W. Peabody ("Executive").

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive, and Executive is willing to accept such employment, all on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.           Engagement

(a)           Position and Duties.   The Company agrees to employ Executive in the position of Senior Vice President and Chief Operating Officer.  Executive shall report to the Chief Executive Officer of the Company and shall perform the duties and functions as are normally carried out by a Senior Vice President and Chief Operating Officer of a developer of pharmaceutical or medical products of a size comparable to the Company that has a class equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, and as the Board of Directors of the Company (the "Board of Directors") shall from time to time reasonably determine.  Without limiting the generality of the immediately preceding sentence, Executive's duties shall include, but shall not be limited to: (i) assisting in securing research grants; (ii) administering the non-scientific issues surrounding accomplishing the task outlined in awarded grants; (ii) setting up policies, procedures, and controls to comply with the financial reporting requirements of  the Company, any collaborator on any grant financed project, and each grant issuer; (iii) establishing a progress tracking system and being responsible for insuring that projects are on budget and on a timeline to achieve the grant requirements; (iv) make sure that all external reporting to third parties and all internal reporting within the Company is timely, proper, and accurate; (v) serve as chief of staff for the Chief Executive Officer, and (vi) other administrative duties as assigned by the Chief Executive Officer or the Board of Directors which could be altered or changed from time to time.  Executive shall devote his best efforts, skills and abilities, on a full-time basis, exclusively to the Company's business pursuant to, and in accordance with, reasonable business policies and procedures, as fixed from time to time by the Board of Directors of the Company.  Executive covenants and agrees that he will faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors.

(b)           No Conflicting Obligations.  Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement or that would prohibit him, contractually or otherwise, from performing his duties as Senior Vice President and Chief Operating Officer of the Company as provided in this Agreement.

          (c)           No Unauthorized Use of Third Party Intellectual Property.  Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that the Company holds a valid license or other written permission for such use from the owner(s) thereof.  Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

2.           Compensation

(a)           Salary and Bonuses.  During the term of this Agreement, the Company shall pay to the Executive:

(i)           Annual Salary.  The Company shall pay Executive an annual salary of one hundred sixty thousand dollars ($160,000.00) the (“Annual Salary”).  Executive’s salary shall be paid in equal bi-monthly installments, consistent with the Company’s regular salary payment practices.  Executive’s salary may be adjusted from time-to-time by the Company without affecting this Agreement.

(ii)           Bonus.   In addition to his Annual Salary, Executive shall be entitled to receive an annual bonus equal to the lesser of (A) forty-five thousand dollars ($45,000.00) or (B) the sum of 35% of Consulting Fees and 3.5% of Grant Funds received by the Company during each fiscal year; provided that (x) the grant that is the source of  the Grant Funds was obtained by the Company during the term of Executive’s employment by the Company, (y) the grant that is the source of the Grant Funds is not a renewal, extension, modification, or novation of a grant (or a new grant to fund the continuation of a study funded by a prior grant from the same source) obtained by the Company prior to Executive’s employment by the Company, and (z) the grant that is the source of the Grant Funds was not obtained by the Company substantially through the efforts of any consultant or independent contractor compensated by the Company for obtaining the grant.  The bonus shall be paid on a monthly basis, subject to the Company's receipt of the funds from which the bonus it to be paid.

(A)           Grant Funds means money actually paid to the Company during a fiscal year as a research grant by any federal or state government agency or any not for profit non-government organization, and expressly excludes (1) license fees, (2) royalties, (3) Consulting Fees, (4) capital contributions to the Company or any subsidiary of the Company, or any joint venture of any kind (regardless of the legal entity through which the joint venture is conducted) to which the Company is a party, and (5) any other payments received by the Company by a business or commercial enterprise for research and development of products or technology pursuant to a contract or agreement for the commercial development of a product or technology.

                                                            (B)           Consulting Fees means money actually received by the Company under a contract that entitles the Company to receive a cash fee for providing scientific and technical advice to third parties concerning stem cells.

(b)           Expense Reimbursements.  The Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties hereunder, subject to the Company's policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers.

(c)           Benefit Plans.  Executive shall be eligible (to the extent he qualifies) to participate in any retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by the Company (or any other member of a consolidated group of which the Company is a part) for its executive officers or other employees.

(d)           Stock Options/SARs.   The Company will grant Executive an option to purchase 500,000 of the Company’s common shares (the “Option”) under the Company’s 2002 Employee Stock Option Plan (the “Plan”).  The Option shall be paired with a stock appreciation right ("SAR") with respect to 325,530 shares that may be exercised only as provided in this Agreement.

(i)           The exercise price of the Option and the SAR will be the greater of $0.50 per share and the Fair Market Value of the Company’s common shares on the date of grant determined in accordance with the Plan.  The Option and the SAR will vest (as thereby become exercisable) as follows: 1/60th of the number of Option shares will vest at the end of each full month of employment.  Vesting will depend on Executive’s continued employment with the Company through the applicable vesting date, and will be subject to the terms and conditions of the Plan and a Stock Option Agreement consistent with the Plan and this paragraph.  The unvested portion of the Option and the SARs shall not be exercisable.

(ii)           The vested portion of the Option and the SAR shall expire on the earliest of (A) seven (7) years from the date of grant, (B) three months after Executive ceases to be an employee of the Company for any reason other than Executive’s death or Disability (as defined below), or (C) one year after Executive ceases to be an employee of the Company due to his death or Disability; provided that if Executive dies during the three month period described in clause (B) of this paragraph, the expiration date of the vested portion of the Option shall be one year after the date of his death.  In addition, (X) if the SAR is exercised, the vested portion of the Option shall expire as to a number of shares for which the SAR was exercised, and (Y) the vested and unvested portion of the SAR shall expire when the shareholders of the Company approve an amendment to the Plan described below.  The Option and the SAR, respectively, shall not be exercisable after it has expired.

                                            (iii)                      Except as specifically set forth in this Section, Executive’s rights under the Plan, or any other stock option plan later adopted by the Company, shall be governed solely by the terms of the Plan, or the later adopted stock option plan.

(iv)                      The SAR may not be exercised, in whole or in part, until the vested portion of the Option has been exercised in full.  A vested SAR may be exercised by the Executive by delivering a written notice to the Company specifying the number of SAR shares being exercised.  Upon exercise of an SAR, Executive shall be entitled to receive a payment of cash per SAR share exercised equal to the amount by which the fair market value of a Company common share on the date of exercise exceeds the exercise price of the SAR. The fair market value of a Company common share shall be determined by the Board of Directors in the manner provided in the Plan.  The amount payable to Executive upon exercise of an SAR shall be subject to all applicable, federal, state, and local income tax withholdings, FICA and similar state withholdings, and any other applicable payroll tax withholding.  SARs  may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Executive, only by the Executive.

(v)           On the date of this Agreement, the number of shares available for the grant of options under the Plan, as approved by the shareholders of the Company, is less than 1,500,000.  The Board of Directors has approved an amendment to the Plan that would increase the number of shares available for the exercise of options; however, the amendment is subject to approval by the shareholders of the Company.  The Company will submit the Plan amendment to its shareholders for approval at its next annual meeting of shareholders, and the Board of Directors will recommend that the shareholders approve the amendment.  The Board of Directors has reserved 174,459 shares under the Plan, as previously approved by the shareholders, for the Option granted to Executive.

(e)           Vacation; Sick Leave.  Executive shall be entitled to three weeks of vacation without reduction in compensation, during each calendar year.  Such vacation shall be taken at such time as is consistent with the needs and policies of the Company.  All vacation days and sick leave days shall accrue based upon days of service.  Executive shall also be entitled to leave from work, without reduction in compensation for ten days during each calendar year, due to illness subject to the policies and procedures of the Company, and subject to the provisions of this Agreement governing termination due to disability, sickness or illness.  The Company may, from time to time, adopt policies governing the disposition of unused vacation days and sick leave days remaining at the end of the Company's fiscal year; which policies may govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3.           Competitive Activities.  During the term of Executive’s employment with the Company and for three years thereafter, Executive shall not, for himself or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by the Company.  During the term of Executive’s employment, he shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of the Company.   Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of the Company’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the Company's business.  Executive has accepted the limitations of this Section  as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4.           Inventions/Intellectual Property/Proprietary Information

(a)           Inventions and Discoveries Belong to the Company.   Any and all inventions, discoveries, improvements or intellectual property which Executive may conceive or make during the period of employment relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed or researched by the Company shall be the sole and exclusive property of the Company.   The obligations provided for by this Agreement, except for the requirements as to disclosure in Section, do not apply to any rights Executive may have acquired in connection with an invention, discovery, improvement or intellectual property for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time and (a) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of the Company or to the Company’s actual or demonstrable anticipated research or development, or (b) which does not result from any work performed by Executive for the Company. The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, a copy of which is attached as Exhibit A.  If Executive wishes to clarify that something created by him prior to his employment by the Company that relates to the Company’s actual or proposed business is not within the scope of this Agreement, he has listed it on Appendix B in a manner that does not violate any third party rights.   To the extent allowed by law, the rights assigned by Executive to the Company includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Executive retains any such Moral Rights under applicable law, he hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agrees not to assert any Moral Rights with respect thereto.  Executive shall confirm in writing any such ratifications, consents and agreements from time to time as requested by the Company.

(b)           Disclosure of Inventions and Discoveries.  Executive agrees to disclose promptly to the Company all improvements, discoveries, or inventions which Executive may make solely, jointly, or commonly with others, and to assign as appropriate such improvements, discoveries, inventions or intellectual property to the Company, where the rights are the property of the Company.  Executive agrees to execute and sign any and all applications, assignments, or other instruments which the Company may deem necessary in order to enable the Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the improvements, discoveries, inventions or intellectual property, or in order to assign or convey to or vest in the Company the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents.  Executive hereby irrevocably designates and appoints the Company as Executive's agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Executive.  This paragraph is applicable whether or not the invention, discovery, improvement or intellectual property was made under the circumstances described in paragraph (a) of this Section.  Executive agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement, or intellectual property is the property of the Company.

(c)           Confidential and Proprietary Information.  During his employment, Executive will have access to the Company's trade secrets and confidential information.  Confidential Information means all information and ideas, in any form, relating in any manner to  matters such as: the Company’s products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information.   Confidential Information also shall include any information of any kind, whether belonging to the Company or any third party, that the Company has agreed to keep secret or confidential under the terms of any agreement with any third party.  Confidential Information does not include:  (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Executive; (ii) information that was rightfully in Executive’s possession prior to his employment with the Company and was not assigned to the Company or was not disclosed to Executive in his capacity as a director or other fiduciary of the Company; or (iii) information disclosed to Executive, after the termination of his employment by the Company, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company, and who is not subject to an obligation to keep such information confidential for the benefit of the Company or any third party with whom the Company has a contractual relationship.  Executive understands and agrees that all Confidential Information shall be kept confidential by Executive both during and after his employment by the Company.  Executive further agrees that he will not, without the prior written approval by the Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of his employment or at any time thereafter, except as required by the Company in the course of his employment.

5.           Termination of Employment.   Executive understands and agrees that his employment has no specific term.  This Agreement, and the employment relationship, are "at will" and may be terminated by either party with or without cause upon written notice to the other.  Executive agrees to give the Company thirty (30) days advance written notice of his intent to terminate his employment with the Company.  Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive's employment, the Company shall have no further obligation to Executive by way of compensation or otherwise as expressly provided in this Agreement.

(a)           Separation Benefits.  Upon termination of Executive’s employment with the Company for any reason, Executive will receive the severance benefits set forth below, but Executive will not be entitled to any other compensation, award or damages with respect to his employment or termination of employment.

(i)           Termination for Cause, Death, Disability, or Resignation.  In the event of Executive’s termination for Cause, or termination as a result of his death or Disability, or his Resignation, Executive will be entitled to receive payment for all unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of his termination of employment.   Executive will not be entitled to any cash severance benefits or additional vesting of any Company stock options or other equity or cash awards.

(ii)           Termination Without Cause.  In the event of Executive’s termination without Cause, he will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, (B) payment in an amount equal to either (1) three months base salary if Executive has been employed by the Company for less than two years, or (2) six months base salary if Executive has been employed by the Company for at least two years, which in either case may be paid in a lump sum or, at the election of the Company, in installments consistent with the payment of Executive’s salary while employed by the Company, subject to such payroll deductions and withholdings as are required by law, and (C) accelerated vesting of fifty percent (50%) of the then unvested shares subject to the Option if Executive has been employed by the Company for at least two years.  The elimination of Executive's position or a material reduction in his assigned duties or related salary shall be considered termination without Cause.

(iii)         Change of Control.  In the event the Company (or any successor in interest to the Company that has assumed the Company’s obligation under this Agreement) terminates Executive’s employment without Cause within twelve (12) months following a Change in Control, in lieu of the benefits set forth in paragraph (a)(ii) of this Section, Executive will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, (B) a lump sum payment in an amount equal to either (1) four months base salary if Executive has been employed by the Company for less than two years, or (2) twelve months base salary if Executive has been employed by the Company for at least two years, subject to such payroll deductions and withholding as are required by law; and (C) accelerated vesting of either (1) fifty percent (50%) of the then unvested shares subject to the Option if Executive has been employed by the Company for less than two years, or (2) one hundred percent (100%) of the then unvested shares subject to the Option if Executive has been employed by the Company for at least two years.

(b)           Release.  Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless the Executive (i) has executed a general release of all claims (in a form prescribed by the Company) and (ii) has returned all property of the Company in the Executive’s possession.

(c)           Continuation of Certain Benefits.  In the event of the termination of Executive's employment for any reason other than his death, Executive's benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.   If Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his employment, then the Company shall pay the Executive's monthly premium under COBRA until the earlier of (i) the expiration of the Executive’s continuation coverage under COBRA, and (ii) the date when the Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d)           Definitions.  For purposes of this Section, the following definitions shall apply:

(i)           "Affiliated Group" means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in concert to acquire Voting Securities entitling them to elect a majority of the directors of the Company.

(ii)           "Cause"  means: (A) the failure to properly perform Executive’s job responsibilities, as determined reasonably and in good faith by the Board of Directors; (B) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company; (C) conviction of, or plea of guilty or “no contest” to, any felony, or a crime involving moral turpitude; (D) breach of any provision of this Agreement or any provision of any proprietary information and inventions agreement with the Company; (E) failure to follow the lawful directions of the Board of Directors; (F) chronic alcohol or drug abuse, (G) obtaining in connection with any transaction in which the Company or any of its subsidiaries or affiliates is a party to a material undisclosed financial benefit for himself or for any member of his immediate family or for any corporation, partnership, limited liability company, or trust in which he or any member of his immediate family owns a material financial interest; or (H) harassing or discriminating against, or participating or assisting in the harassment of or discrimination against, any employee of the Company (or any of any of subsidiary or affiliate of the Company) based upon gender, race, religion, ethnicity, or nationality.

(iii)        "Change of Control" means (A) the acquisition of Voting Securities of the Company by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of the Company; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement owned beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of the Company; or (C) a merger or consolidation of the Company with or into another corporation or entity in which the stockholders of the Company immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); provided, however, that in no event shall any transaction described in clauses (A), (B) or (C) be a Change of Control if all of the Persons acquiring Voting Securities or assets of the Company or merging or consolidating with the Company are one or more direct or indirect subsidiary or parent corporations of the Company.

(iv)         "Disability" shall mean Executive’s inability to perform the essential functions of his job responsibilities for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v)           "Person" means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association or other entity.

(vi)         "Voting Securities" means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6.           Turnover of Property and Documents on Termination.  Executive agrees that on or before termination of his employment, he will return to the Company all equipment and other property belonging to the Company, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive's possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive's possession or control:  (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the Company's research, development, products, patents, and technology; and (d) any and all inventions or intellectual property developed by Executive during the course of employment.

7.           Arbitration.  Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between the Company and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state or local law, statute, regulation or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association.  Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The location of the arbitration shall be San Francisco, California.  Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).  The Company shall pay the arbitrators fees and costs.  Each party shall pay for its own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF HIS RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

8.           Severability.  In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

9.           Agreement Read and Understood.  Executive acknowledges that he has carefully read the terms of this Agreement, that he has had an opportunity to consult with an attorney or other representative of his own choosing regarding this Agreement, that he understands the terms of this Agreement, and that he is entering this agreement of his own free will.

10.           Complete Agreement, Modification.  This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral.  No provision of this Agreement may be modified, amended, or waived except by a written document signed both by the Company and Executive.

11.           Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of California.

12.           Assignability.  This Agreement, and the rights and obligations of the parties under this Agreement, may not be assigned by Executive.  The Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company's obligations under this Agreement.

13.           Survival.  This Section 13 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and Executive's employment.

14.           Notices.  Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EXECUTIVE:

 /s/ Robert Peabody
Robert W. Peabody

Address:	_______________________________
_______________________________

COMPANY:

BIOTIME, INC.

By: /s/ Hal Sternberg

Title: VP/Office of the President

Address:	6121 Hollis Street
Emeryville, California 94608

APPENDIX  A

California Labor Code Section 2870.

Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii)	Result from any work performed by the employee for his employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTERS

None

13